Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FISCAL THIRD QUARTER ENDED MARCH 31, 2025
DENVER, CO., May 6, 2025 (GLOBE NEWSWIRE) -- InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal third quarter ended March 31, 2025.

“Our third quarter results reflect continued strength in topline growth, disciplined cost management, and effective medical expense control,” said CEO Patrick Blair. “We are executing with greater consistency, and we are focused on building a PACE platform that delivers better outcomes for participants, generates meaningful savings for the healthcare system, and creates long-term value for our shareholders.”

Financial Results

	Three Months Ended March 31,
	2025	2024
in thousands, except percentages and per share amounts
Total revenues	$218,142	$193,071
Loss Before Income Taxes	(11,061)	(6,408)
Net Loss	(11,133)	(6,184)
Net Loss margin	(5.1)%	(3.2)%

Net Loss Attributable to InnovAge Holding Corp.	(11,378)	(5,887)
Net Loss per share - basic and diluted	$(0.08)	$(0.04)

Center-level Contribution Margin(1)	$40,747	$33,997
Adjusted EBITDA(1)	$10,792	$2,955
Adjusted EBITDA margin(1)	4.9%	1.5%
Fiscal Third Quarter 2025 Financial Performance
•Total revenue of $218.1 million, increased approximately 13.0% compared to $193.1 million in the third quarter of fiscal year 2024
•Loss Before Income Taxes of $11.1 million increased approximately 72.6%, compared to a Loss Before Income Taxes of $6.4 million in the third quarter of fiscal year 2024

•Loss Before Income Taxes as a percent of revenue was 5.1%, an increase of 1.8 percentage points, compared to Loss Before Income Tax as a percent of revenue of 3.3% in the third quarter of fiscal year 2024
•Center-level Contribution Margin(1) of $40.7 million, increased 19.9% compared to $34.0 million in the third quarter of fiscal year 2024
•Center-level Contribution Margin(1) as a percent of revenue of 18.7%, increased 1.1 percentage points compared to 17.6% in the third quarter of fiscal year 2024
•Net loss of $11.1 million, compared to net loss of $6.2 million in the third quarter of fiscal year 2024
•Net loss margin of 5.1%, an increase of 1.9 percentage points compared to a net loss margin of 3.2% in the third quarter of fiscal year 2024
•Net loss attributable to InnovAge Holding Corp. of $11.4 million, or a loss of $0.08 per share, compared to net loss of $5.9 million, or a loss of $0.04 per share in the third quarter of fiscal year 2024
•Adjusted EBITDA(1) of $10.8 million, an increase of $7.8 million compared to Adjusted EBITDA of $3.0 million in the third quarter of fiscal year 2024
•Adjusted EBITDA(1) margin of 4.9%, an increase of 3.4 percentage points compared to 1.5% in the third quarter of fiscal year 2024
•Census of approximately 7,530 participants compared to 6,820 participants in the third quarter of fiscal year 2024
•Ended the third quarter of fiscal year 2025 with $60.5 million in cash and cash equivalents plus $41.3 million in short-term investments, and $77.3 million in debt on the balance sheet, representing debt under the Company’s senior secured term loan, convertible term loan and finance leases

(1) Center-level Contribution Margin and Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. Effective for the year ended June 30, 2024 and going forward, the Company revised its calculation of Adjusted EBITDA and has recast the presentation for each of the three and nine months ended March 31, 2024 to conform to the current presentation. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures.”

Dr. Richard Feifer, InnovAge’s Chief Medical Officer, notified the Company of his intent to pursue other opportunities and departed effective April 25, 2025.

Full Fiscal Year 2025 Financial Guidance

Based on information as of today, May 6, 2025, InnovAge is confirming the following financial guidance.

	Low	High
	dollars in millions
Census	7,300	7,750
Total Member Months(1)	86,000	89,000

Total revenues	$815	$865
Adjusted EBITDA(2)	$24	$31

Expected results and estimates may be impacted by factors outside the Company’s control especially in light of the highly uncertain and rapidly evolving microeconomic environment and the volatility of the financial and capital markets. Accordingly, actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” herein.

(1) We define Total Member Months as the total number of participants as of period end multiplied by the number of months within a year in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of Adjusted EBITDA and a reconciliation to net loss, the most closely comparable GAAP measure. The Company is unable to provide guidance for net loss or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.
Conference Call
The Company will host a conference call this afternoon at 5:00 PM Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care our participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of March 31, 2025, InnovAge served approximately 7,530 participants across 20 centers in six states. https://www.innovage.com.
Investor Contact:
Ryan Kubota

rkubota@innovage.com
Media Contact:
Lara Hazenfield
lhazenfield@innovage.com
Forward-Looking Statements - Safe Harbor
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we make regarding quarterly or annual financial guidance; financial outlook, including future revenues and future earnings; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, to build and/or open de novo centers, or to identify and execute tuck-in acquisitions, joint ventures and strategic partnerships; the expected impact of government policies and the macroeconomic environment; our ability to control costs, mitigate the effects of elevated expenses, expand our payor capabilities, implement clinical value and operational value initiatives and strengthen enterprise functions; our expectations with respect to audits, post-sanction work, legal proceedings and government investigations and actions; relationships and discussions with regulatory agencies; our ability to effectively implement operational excellence as a provider across all our centers; reimbursement and regulatory developments; market developments; new services; integration activities; industry and market opportunity; and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on currently available information and our current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy, including our ability to attract new participants and retain existing participants in new and existing centers and our ability to obtain licenses to open de novo centers including in Downey and Bakersfield, California; (ii) the impact on our business from ongoing macroeconomic related challenges, including labor shortages, labor competition and inflation, uncertainty surrounding the stability of economic conditions due to new and proposed tariffs and uncertainty in the global trade environment; (iii) inspections, reviews, audits, and investigations under the federal and state government programs, including any corrective action and adverse findings thereunder; (iv) the impact of state and federal efforts to reduce healthcare spending, including recent proposals to reduce the budget that funds Medicaid and Medicare; (v) legal proceedings, enforcement actions and litigation malpractice and privacy disputes, which are costly to defend; (vi) under our PACE contracts, we assume all of the risk that the cost of providing services will exceed our compensation; (vii) the dependence of our revenues upon a limited number of government payors; (viii) the risk that our submissions to government payors may contain inaccurate or unsupportable information, including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; and (ix) the impact on our business of renegotiation, non-renewal or termination of capitation agreements with government payors.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you to not place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the

Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Note Regarding Use of Non-GAAP Financial Measures
In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to net income (loss) before income taxes, net income (loss) before income taxes margin, net income (loss) and net income (loss) margin, as applicable, as determined by GAAP. We believe that these non-GAAP measures are appropriate measures of operating performance because the metrics eliminate the impact of certain expenses that, in the case of Adjusted EBITDA, do not relate to our ongoing business performance, allowing us to more effectively evaluate our core operating performance and trends from period to period. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, including net income (loss) before taxes, net income (loss) before taxes margin, net income (loss), and net income (loss) margin.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments. For purpose of evaluating Center-level Contribution Margin on a center-by-center basis, we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Our use of the term Adjusted EBITDA varies from others in our industry. We define Adjusted EBITDA as net loss adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization, electronic medical record (“EMR”) implementation, impairment of right-of-use (“ROU”) asset and construction in progress and loss on minority equity interest. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue. Effective for the year ended June 30, 2024, and going forward, the Company revised its calculation of Adjusted EBITDA to no longer exclude de novo center development costs and to reflect the impact of other investment income. The presentation for the three and nine months ended March 31, 2024 has been recast to conform to the current presentation. For a full reconciliation of Center-level Contribution Margin and Adjusted EBITDA to the most closely comparable GAAP financial measures, please see the attachment to this earnings release.

Schedule 1
InnovAge
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES) (UNAUDITED)

	March 31, 2025	June 30, 2024
Assets
Current Assets
Cash and cash equivalents	$60,454	$56,946
Short-term investments	41,279	45,833
Restricted cash	12	14
Accounts receivable, net of allowance ($— – March 31, 2025 and $6,729 – June 30, 2024)	44,400	48,106
Prepaid expenses	26,714	18,919
Income tax receivable	3,324	3,324
Total current assets	176,183	173,142
Noncurrent Assets
Property and equipment, net	177,502	193,022
Operating lease assets	25,229	28,416
Investments	2,645	2,645
Deposits and other	9,001	5,949
Goodwill	142,046	139,949
Other intangible assets, net	4,042	4,538
Total noncurrent assets	360,465	374,519
Total assets	$536,648	$547,661
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$75,175	$55,459
Reported and estimated claims	61,682	55,404
Due to Medicaid and Medicare	17,321	15,197
Current portion of long-term debt	60,983	3,795
Current portion of finance lease obligations	5,397	4,599
Current portion of operating lease obligations	4,761	4,145
Total current liabilities	225,319	138,599
Noncurrent Liabilities
Deferred tax liability, net	7,969	7,460
Finance lease obligations	8,797	12,743
Operating lease obligations	23,685	26,275
Other noncurrent liabilities	1,408	1,298
Long-term debt, net of debt issuance costs	1,765	61,478
Total liabilities	268,943	247,853
Commitments and Contingencies
Redeemable Noncontrolling Interests	22,100	22,200
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of March 31, 2025 and June 30, 2024; 136,416,941 issued and 135,078,305 outstanding as of March 31, 2025 and 136,152,858 issued and 136,116,299 outstanding as of June 30, 2024	136	136
Treasury stock at cost, 1,361,159 and 36,559 shares as of March 31, 2025 and June 30, 2024, respectively	(7,203)	(179)
Additional paid-in capital	342,870	337,615
Retained deficit	(97,839)	(68,311)
Total InnovAge Holding Corp.	237,964	269,261
Noncontrolling interests	7,641	8,347
Total stockholders’ equity	245,605	277,608
Total liabilities and stockholders’ equity	$536,648	$547,661

Schedule 2
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA) (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Revenues
Capitation revenue	$217,819	$192,756	$631,293	$563,490
Other service revenue	323	315	989	964
Total revenues	218,142	193,071	632,282	564,454
Expenses
External provider costs	107,896	99,996	322,983	300,319
Cost of care, excluding depreciation and amortization	69,499	59,078	196,947	168,649
Sales and marketing	6,922	7,179	21,117	18,416
Corporate, general and administrative	38,597	27,549	94,235	81,746
Depreciation and amortization	5,386	5,062	16,116	13,621
Impairment of right-of-use asset and construction in progress	—	—	8,495	—
Total expenses	228,300	198,864	659,893	582,751
Operating Loss	(10,158)	(5,793)	(27,611)	(18,297)

Other Income (Expense)
Interest expense, net	(1,160)	(1,022)	(3,719)	(2,619)
Other income	257	525	1,489	2,043
Gain (loss) on equity method investment	—	(118)	16	(2,000)
Total other expense	(903)	(615)	(2,214)	(2,576)
Loss Before Income Taxes	(11,061)	(6,408)	(29,825)	(20,873)
Provision (Benefit) for Income Taxes	72	(224)	509	94
Net Loss	(11,133)	(6,184)	(30,334)	(20,967)
Less: net income (loss) attributable to noncontrolling interests	245	(297)	(806)	(1,329)
Net Loss Attributable to InnovAge Holding Corp.	$(11,378)	$(5,887)	$(29,528)	$(19,638)

Weighted-average number of common shares outstanding - basic	135,200,314	135,908,256	135,471,907	135,861,922
Weighted-average number of common shares outstanding - diluted	135,200,314	135,908,256	135,471,907	135,861,922

Net loss per share - basic	$(0.08)	$(0.04)	$(0.22)	$(0.14)
Net loss per share - diluted	$(0.08)	$(0.04)	$(0.22)	$(0.14)

Schedule 3
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS) (UNAUDITED)

	For the Nine Months Ended March 31,
	2025	2024
Operating Activities
Net loss	$(30,334)	$(20,967)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Loss (gain) on disposal of assets	260	(14)
Provision for uncollectible accounts	524	5,252
Depreciation and amortization	16,116	13,621
Operating lease rentals	4,738	3,831
Impairment of right-of-use asset and construction in progress	8,495	—
Amortization of deferred financing costs	322	322
Stock-based compensation	6,069	5,140
Loss on minority equity interest investment	—	2,000
Deferred income taxes	509	(78)
Other, net	1,173	302
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	3,183	(16,802)
Prepaid expenses and other current assets	(6,275)	4,382
Income tax receivable	—	(3,068)
Deposits and other	(4,471)	(2,350)
Accounts payable and accrued expenses	20,062	(5,402)
Reported and estimated claims	6,278	6,171
Due to Medicaid and Medicare	2,125	2,270
Income taxes payable	—	(1,212)
Operating lease liabilities	(4,909)	(4,054)
Deferred revenue	—	(28,115)
Net cash provided by (used in) operating activities	23,865	(38,771)
Investing Activities
Purchases of property and equipment	(6,442)	(4,609)
Purchases of short-term investments	(1,610)	(1,782)
Proceeds from sale of short-term investments	6,300	3,000
Acquisition of business	(4,774)	(23,916)
Net cash used in investing activities	(6,526)	(27,307)
Financing Activities
Payments for finance lease obligations	(3,147)	(3,581)
Principal payments on long-term debt	(2,848)	(2,846)
Repurchase of equity securities	(7,024)	—
Taxes paid related to net settlements of stock-based compensation awards	(814)	(651)
Net cash used in financing activities	(13,833)	(7,078)

INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	3,506	(73,156)
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	56,960	127,265
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$60,466	$54,109

Supplemental Cash Flows Information
Interest paid	$3,413	$2,894
Income taxes paid	$1	$4,452
Property and equipment included in accounts payable	$52	$432
Property and equipment purchased under finance leases	$—	$108

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three months ended March 31,		Nine months ended March 31,
	2025	2024	2025	2024

Net loss	$(11,133)	$(6,184)	$(30,334)	$(20,967)
Interest expense, net	1,160	1,022	3,719	2,619
Other investment income(a)	(503)	(590)	(1,750)	(1,788)
Depreciation and amortization	5,386	5,062	16,116	13,621
Provision for income tax	72	(224)	509	94
Stock-based compensation	2,035	1,551	6,069	5,140
Litigation costs and settlement(b)	13,277	897	17,741	2,802
M&A diligence, transaction and integration(c)	202	210	1,582	384
Business optimization(d)	152	738	845	3,672
EMR implementation(e)	—	355	—	3,659
Asset impairments and loss on sale of assets(f)	144	—	8,639	—
Loss on minority equity interest(g)	—	118	—	2,000
Adjusted EBITDA	$10,792	$2,955	$23,136	$11,236

Net loss margin	(6.4)%	(2.0)%	(4.6)%	(4.0)%
Adjusted EBITDA margin	2.8%	3.7%	3.0%	2.2%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations. Effective for the year ended June 30, 2024 and going forward, the Company revised the calculation for Adjusted EBITDA to reflect the impact of investment income. The presentation for the three and nine months ended March 31, 2024 has been recast to reflect the impact of other investment income.
(b)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, and civil investigative demands. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding litigation by stockholders and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy. For the three and nine months ended March 31, 2025, includes $10.7 million accrued in connection with the potential settlement of the previously disclosed stockholder class action.
(c)Reflects charges related to M&A transaction and integrations. The presentation for the three and nine months ended March 31, 2024 has been recast to no longer exclude de novo center development costs.
(d)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended March 31, 2025, this primarily includes costs related to other non-recurring projects aimed at reducing costs and improving efficiencies. For the nine months ended March 31, 2025, this includes (i) $0.4 million of costs associated with organizational restructure and (ii) $0.4 million related to other non-recurring projects aimed at reducing costs and improving efficiencies. For the three months ended March 31, 2024, this includes (i) $0.4 million of costs associated with third party consultants as we implement our core provider initiatives, assess our risk-bearing capabilities, and strengthen our enterprise capabilities and (ii) $0.3 million related to other non-recurring projects aimed at reducing costs and improving efficiencies. For the nine months ended March 31, 2024, this includes (i) $2.6 million of costs associated with third party consultants as we implement our core provider initiatives, assess our risk-bearing capabilities, and strengthen our enterprise capabilities, (ii) $0.3 million of costs associated with organizational restructure, and (iii) $0.8 million related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)Reflects non-recurring expenses relating to the implementation of a new EMR vendor.
(f)Reflects (i) impairment charges related to ROU asset and construction in progress related to halting developments to a previously planned de novo center in Louisville, Kentucky that the Company is no longer pursuing and (ii) loss on sale of center equipment that was originally purchased for the center in Louisville, Kentucky.
(g)Reflects impairment charges related to our minority equity interest in Jetdoc, Inc.

Three months ended December 31,
2024

Net loss	$(13,491)
Interest expense, net	760
Other investment income	141
Depreciation and amortization	5,319
Provision for income tax	34
Stock-based compensation	1,873
Litigation costs and settlement(a)	1,405
M&A diligence, transaction and integration	1,275
Business optimization(b)	58
Impairment of right-of-use asset and construction in progress(c)	8,495
Adjusted EBITDA	$5,869

Net loss margin	(5.1)%
Adjusted EBITDA margin	4.9%
_______________________
(a)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, and civil investigative demands. Refer to Note 9, “Commitments and Contingencies” to our condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for more information regarding litigation by stockholders and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(b)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended December 31, 2024, this primarily includes costs related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(c)Reflects impairment charges related to ROU asset and construction in progress related to halting developments to a previously planned de novo center in Louisville, Kentucky that the Company is no longer pursuing.

Center-Level Contribution Margin

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
(In thousands)	PACE	All other(a)	Totals	PACE	All other(a)	Totals
Capitation revenue	$217,819	$—	$217,819	$192,756	$—	$192,756
Other service revenue	79	244	323	78	237	315
Total revenues	217,898	244	218,142	192,834	237	193,071
External provider costs	107,896	—	107,896	99,996	—	99,996
Cost of care, excluding depreciation and amortization	69,372	127	69,499	58,959	119	59,078
Center-Level Contribution Margin	40,630	117	40,747	33,879	118	33,997
Overhead costs(b)	45,519	—	45,519	34,727	1	34,728
Depreciation and amortization	5,279	107	5,386	4,929	133	5,062
Interest expense, net	(1,117)	(43)	(1,160)	(978)	(44)	(1,022)
Other income	257	—	257	525	—	525
Gain (loss) on equity method investment	—	—	—	(118)	—	(118)
Loss Before Income Taxes	$(11,028)	$(33)	$(11,061)	$(6,348)	$(60)	$(6,408)
Loss Before Income Taxes as a % of revenue			(5.1)%			(3.3)%
Center- Level Contribution Margin as a % of revenue			18.7%			17.6%

	December 31, 2024
(In thousands)	PACE	All other(a)	Totals
Capitation revenue	$208,674	$—	$208,674
Other service revenue	77	248	325
Total revenues	208,751	248	208,999
External provider costs	107,873	—	107,873
Cost of care, excluding depreciation and amortization	63,916	145	64,061
Center-Level Contribution Margin	36,962	103	37,065
Overhead costs(b)	35,807	—	35,807
Depreciation and amortization	5,204	115	5,319
Impairment of right-of-use asset and construction in progress	8,495	—	8,495
Interest expense, net	(716)	(44)	(760)
Other income (expense)	(157)	—	(157)
Gain (loss) on equity method investment	16	—	16
Loss Before Income Taxes	$(13,401)	$(56)	$(13,457)
Loss Before Income Taxes as a % of revenue			(6.4)%
Center- Level Contribution Margin as a % of revenue			17.7%
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(a)Center-level Contribution Margin from segments below the quantitative thresholds are primarily attributable to the Senior Housing operating segment of the Company. This segment has never met any of the quantitative thresholds for determining reportable segments.
(b)Overhead consists of the Sales and marketing and Corporate, general and administrative financial statement line items.